PROSPECTUS                      Pricing Supplement No. 3184
Dated January 10, 1995          Dated August 19, 1998
PROSPECTUS   SUPPLEMENT         Rule   424(b)(3)-Registration
                                Statement No. 333-07469
Dated January 25, 1995
              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                     (Floating Rate Notes)
Trade Date:  August 19, 1998

Settlement Date (Original Issue Date):   August 24, 1998

Maturity Date: August 24, 2000

Principal Amount (in Specified Currency):  US$200,000,000

Price to Public (Issue Price):                The Notes are being
                         purchased by the Underwriter at  100.00%
                         of   their   principal  amountless   the
                         Underwriter's  Commission  and  will  be
                         sold  at varying prices to be determined
                         at the time of sale.  For any Notes sold
                         with  more  than a de minimis amount  of
                         original  issue  discount,  see  "United
                         States   Tax  Considerations"   in   the
                         accompanying Prospectus Supplement. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below

Agent's Discount or Commission:  0.1750%

Net Proceeds to Issuer (in Specified Currency):  US$199,650,000

Interest Rate:
  Interest Calculation:
  X Regular Floating Rate
  _ Inverse Floating Rate
  _ Other Floating Rate

  Interest Rate Basis:  _ CD Rate   _ Commercial Paper  Rate    X
  Federal  Funds Rate (See "Additional Terms--Interest" below)  _
  LIBOR    _  Prime  Rate   _  Treasury  Rate    _  Other    (See
  "Additional Terms--Interest" below).

  Spread (Plus or Minus):  plus 0.100%  Spread Multiplier:  N/A

  Index Maturity:  N/A           Index Currency:  N/A

  Maximum Interest Rate:  N/A    Minimum Interest Rate:  N/A

  Interest Payment Period:  Quarterly

                  Interest Payment Dates: Each February 24, May 24, August 24 and November 24 commencing November 24, 1998 (with respect to the period from and including August 24, 1998 to but excluding November 24, 1998), and ending on the Maturity Date.

                         Initial  Interest Rate Per  Annum:    To
                         be determined one Business Day prior to the Original Issue Date.

                         Interest   Reset  Periods   and   Dates:
                         Daily,  on  each  Business  Day,  except
                         that  the  interest rate in  effect  for
                         the  two  Business Days  preceding  each
                         Interest  Payment  Date  will   be   the
                         interest  rate in effect on  the  second
                         Business  Day  preceding  such  Interest
                         Payment Date.


                         Interest  Determination Dates:       One
                         Business  Day  prior  to  each  Interest
                         Reset Date.

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                      (Floating Rate Notes)
                                Page 2
                      Amended Pricing Supplement No. 3184
                      Dated August 19, 1998
                      Rule 424(b)(3)-Registration Statement
                      No. 333-07469
Form of Notes:

  X DTC registered        _ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

Indexed Notes:

  Currency Base Rate:  N/A

Additional Terms:

  Interest.

  The interest rate applicable to each daily Interest Reset Period will equal the Federal Funds Rate (as defined in the Prospectus Supplement) plus the Spread set forth on the cover page of this Pricing Supplement. Interest will be payable quarterly on each February 24, May 24, August 24 and November 24, commencing on November 24, 1998 (with respect to the period from and including August 24, 1998 to but excluding November 24, 1998), and on the Maturity Date (each, an "Interest Payment Date"). Interest will reset daily on each Business Day (the "Interest Reset Date") from the Original Issue Date up to but excluding the Maturity Date, except that the interest rate in effect for the two Business Days preceding each Interest Payment Date will be the interest rate in effect on the second Business Day preceding such Interest Payment Date. The Interest Determination Date with respect to an Interest Reset Date will be one Business Day prior to such Interest Reset Date. Interest payments on the Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to the Notes) to but excluding the related Interest Payment Date.
                      (Floating Rate Notes)
                                Page 3
                      Pricing Supplement No. 3184
                      Dated August 19, 1998
                      Rule 424(b)(3)-Registration Statement
                      No. 333-07469

  General

  At June 27, 1998, the Company had outstanding indebtedness totalling $144.969 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 27, 1998 excluding subordinated notes payable after one year was equal to $144.272 billion.

  Consolidated Ratio of Earning to Fixed Charges.

  The  information contained in the Prospectus under the  caption
  "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

       Year Ended December 31,    Six Months Ended
     1993  1994  1995  1996 1997   June 27,1998
     1.62  1.63  1.51  1.53 1.48   1.50

  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.


Documents Incorporated by Reference.

  The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
  There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1998 and June 27, 1998, heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to which reference is hereby made.


Plan of Distribution:

  The Notes are being purchased by Merrill Lynch, Pierce, Fenner and Smith Incorporated (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount less the Underwriter's Commission. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale. In the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged and may in the future engage, in commercial banking and investment banking transactions with the Company and affiliates of the Company.


  The  Company  has  agreed to indemnify the Underwriter  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.